Exhibit 99.1

                             [COMPANY LOGO OMITTED]
                               UNIONBANCORP, INC.


News Release

FOR IMMEDIATE RELEASE

            UNIONBANCORP, INC. REPORTS RECORD FIRST QUARTER EARNINGS


OTTAWA, IL, April 18, 2003 - Charles J. Grako, President and Chief Executive Officer of UnionBancorp, Inc. (NASDAQ: UBCD), announced record first quarter earnings of $1,807,000 or $0.43 per diluted share. This compares to $1,269,000 or $0.30 per diluted share earned in the first quarter of 2002 and represents a 43.3% increase in per share earnings and 42.4% increase in net income.

"We are pleased to start the year with a diversified revenue base, stabilized net interest margin, cost containment and a strong balance sheet," Grako remarked. "The record earnings reported for the first quarter of 2003 reinforce management's belief that steps, taken throughout recent difficult economic times, to keep our company focused on long-term growth and viability were both prudent and necessary."

Highlights of the quarter include:

o    Net income for the first quarter increased to a new record high.

o Total nonperforming loans decreased 14% from December 31, 2002 and 54% from March 31, 2002. This represents the lowest level in 11 quarters.

o The net interest margin increased 12 basis points to 3.89% in the first quarter of 2003, from 3.77% earned during the same period in 2002 and 3.72% with the fourth quarter of 2002.

o Core noninterest income increased 27%, exclusive of securities gains, driven primarily from continued strong revenue generation in the mortgage banking division.

o Noninterest expenses increased just 1.5% over the first quarter of 2002. Expense control was achieved through numerous initiatives aimed at streamlining and consolidating many operational functions, allowing the Company to absorb increased volume without added salary and benefits costs.

o UnionBank/Central, a stand-alone bank subsidiary, was successfully merged into the Company's flagship bank, UnionBank. The combined assets of the resulting bank totaled $585 million, or approximately 75% of our consolidated assets.

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
o The Board of Directors, in a continuing effort to enhance shareholder value, increased the quarterly cash dividend from $0.08 to $0.09 per share, an increase of 12.5%.

The Company's quarterly earnings growth was driven by the continued strong performance of the mortgage banking division and other noninterest revenue product-lines and an increase in net interest income due to lower cost of funds and a shift in the deposit mix. These improvements were offset by modest increases in operating expenses, incurred to support the expansion of business activities that promise greater future growth potential.

Despite a difficult rate environment, the Company's net interest margin improved during the first quarter of 2003. The net interest margin for the first quarter of 2003 equaled 3.89%, an increase from 3.77% earned during the same period of 2002. While the still struggling economy remains at the forefront of this challenge, a shift in the mix of our funding base from higher costing time deposits and other wholesale sources to lower costing core deposits (DDA, IMMIA and Savings) has allowed us to minimize the impact of the global marketplace. Tax-equivalent net interest income for the first quarter of 2003 was reported at $6.8 million versus $6.5 million earned in the first quarter of 2002.

During the first quarter 2003, the loan portfolio decreased slightly to $477.4 million, as compared to $483.2 million at December 31, 2002. This was due in part to a weaker economic environment, but also to tighter underwriting standards and an overall heightened commitment to asset quality. Proactive efforts to reduce problem loans allowed the Company to report an improvement in the level of nonperforming loans to total loans. These totaled 0.85% as of March 31, 2003 compared to 1.79% on March 31, 2002 and 0.99% at December 31, 2002. The Company also continued to significantly strengthen reserves throughout the first quarter 2003. The reserve coverage ratio (allowance to nonperforming loans) was reported at 159.58% as of March 31, 2003 as compared to 72.63% as of March 31, 2002 and 135.5% as of December 31, 2002.

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UnionBancorp, Inc. is a regional financial services company based in Ottawa,
Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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

Contact:      Charles J. Grako                   Kurt R. Stevenson
              President and                      Vice President and
              Chief Executive Officer            Chief Financial Officer
              UnionBancorp, Inc.                 UnionBancorp, Inc.
              (800) 352-8223                     (800) 352-8223
              Charlie.Grako@ubcd.com             Kurt.Stevenson@ubcd.com


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